Luxfer Announces Actions to Reduce Legacy Pension Plan Liabilities
MILWAUKEE, WISCONSIN -- Luxfer Holdings PLC (NYSE: LXFR), (“Luxfer” or the “Company”), a global industrial company innovating niche applications in materials engineering, today announced that it is taking multiple actions related to its U.S. and U.K. legacy pension plans, both of which remain frozen, to further strengthen its balance sheet.

Luxfer expects to reduce its pension deficit by approximately $12.7 million (£9.6 million) by initiating a special one-off deficit reduction payment to its legacy U.K. Defined Benefit Pension Plan (the “Plan”). The payment ensures that the Company will not be required to make additional contributions to the legacy Plan for at least the next three years.

Based on the full valuation carried out on April 5, 2021 as required by U.K. pension rules, the legacy Plan is expected to approach zero deficit at year end following the one-off payment of $12.7 million, coupled with other payments made in 2021, subject to capital market movements.

The Company remains committed to ensuring that the Plan has the means to discharge its future liabilities as they become due. The additional payment should allow the Plan to increase its investment in assets that are better matched to Plan liabilities.

Luxfer has also decided to terminate its U.S. Pension Plan. The process is expected to be complete within 12 to 18 months, including final funding requirements and administrative cost payments.

Luxfer is thankful for the close collaboration with pension trustees who have aided the Company in making exceptional progress towards significantly reducing the pension deficit, which was as large as $91 million in 2014. “Our pension deficit progress, coupled with this additional pension payment, creates significant strategic flexibility for Luxfer and increases optionality to further enhance shareholder value through dividends, share buyback, and portfolio optimization,” said Alok Maskara, Chief Executive Officer.

About Luxfer Holdings PLC

Luxfer is a global industrial company innovating niche applications in materials engineering, which focuses on value creation by using its broad array of technical know-how and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial applications. For more information, visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Luxfer Contact Information

Heather Harding
Investor Relations
Investor.relations@luxfer.com